Exhibit 99.1

News Release

DARLING INGREDIENTS INC. REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS:

SEQUENTIAL ADJUSTED EBITDA GROWTH, CONTINUED DEBT REDUCTION

•	Revenue of $853.8 million

•	Adjusted EBITDA of $106.1 million, improved sequentially

•	Net loss of $(9.1) million for third quarter was a result of increased tax expense due to a delay in the passage of anticipated tax legislation

•	Income before taxes of $0.5 million for third quarter

•	EBITDA for 3Q15 over 3Q14 comparable when adjusted for Foreign Exchange (FX) rates

•	Debt reduction continuing with total debt reduced by $75.8 million year to date

•	Operating Initiatives taking hold:

•	Segment margins stable to improving

•	Working capital improving

•	Operating cost and efficiency improvement

•	De-leveraging in line with plan

November 12 , 2015 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global leader in converting edible and inedible bio-nutrient streams into a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries, today announced financial results for the third quarter ended October 3, 2015.

For the third quarter of 2015, the Company reported net sales of $853.8 million, as compared with net sales of $978.7 million for the third quarter of 2014. The $124.9 million decrease in net sales is attributable to lower finished product prices, primarily in the global competing ingredients prices and the foreign exchange rate impact of a weaker euro and Canadian dollar. Overall, global raw material volumes were stronger year over year.

Net loss attributable to Darling for the three months ended October 3, 2015, was $(9.1) million, or $(0.06) per diluted share, compared to a net income of $14.3 million, or $0.09 per diluted share, in the three months ended September 27, 2014. This decrease is attributable to the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar and the impact of tax expense, which includes discrete items that do not have a direct relationship with pre-tax earnings and a deferred tax asset write-down in a foreign jurisdiction, which were partially offset by improvements in operations. If extenders legislation is passed this year which is the same or similar to last year’s package including the Biofuel Tax Credit and the Look-Through Rule, we expect the effective tax rate for the year to be about the same as last year, which was 16%. The results for the three months ended October 3, 2015 and three months ended September 27, 2014, respectively, include the following after-tax costs:

Fiscal 2015

•	$0.4 million ($0.00 per diluted share) associated with the integration of VION Ingredients and Rothsay and the implementation of internal controls over financial reporting per the Sarbanes-Oxley Act of 2002 for VION Ingredients; and

News Release
November 12, 2015

Fiscal 2014

•	$1.3 million ($0.01 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the period.

Comments on Third Quarter 2015

“Despite a difficult pricing environment, we continued to execute in the third quarter on our long term strategy of building our global platform to create sustainable feed, food and fuel ingredients for a growing world population. Our Feed segment continues to perform well, with global rendering recording strong volumes and predictable earnings. Scheduled plant turnarounds at 3 gelatin factories during the quarter significantly impacted the Food segment earnings. The Fuel segment delivered as expected but was down sequentially due to the tough environment in the US bio-diesel industry. We remain confident that the reinstatement of the US Tax Extenders will retroactively deliver the blenders tax credit as expected,” said Randall Stuewe, Darling Ingredients Inc. Chairman and Chief Executive Officer.

“Operationally, our global team continues to find ways to improve our cost structure and maintain our margins. Targets for working capital improvement, operating cost reductions and SG&A improvement are all being met. From a balance sheet perspective, we remain focused on delivering and setting the stage for future growth,” concluded Mr. Stuewe.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP). The Company believes that Adjusted EBITDA provides additional useful information to investors. As the Company uses the term, Adjusted EBITDA, calculated below:

	Three Months Ended - Year over Year
Adjusted EBITDA	October 3,	September 27,
(U.S. dollars in thousands)	2015	2014
Net income/(loss) attributable to Darling	$(9,087)	$14,318
Depreciation and amortization	67,327	67,311
Interest expense	24,828	25,355
Income tax expense	7,859	11,136
Foreign currency loss/(gain)	2,461	(1,522)
Other expense/(income), net	(1,004)	(2,053)
Equity in net (income)/loss of unconsolidated subsidiaries	12,021	1,055
Net (loss)/income attributable to noncontrolling interests	1,730	1,636

Adjusted EBITDA	$106,135	$117,236

Acquisition and integration-related expenses	1,280	2,191

Pro forma Adjusted EBITDA (Non-GAAP)	$107,415	$119,427

DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	$(8,309)	$2,907

(1)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

News Release
November 12, 2015

For the three months ended October 3, 2015, the Company generated Adjusted EBITDA of $106.1 million, as compared to $117.2 million in the same period in fiscal 2014. The decrease was primarily attributable to lower finished product prices attributable to lower global competing ingredients prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes. On a Pro forma Adjusted EBITDA basis, the Company would have generated $107.4 million in the three months ended October 3, 2015, as compared to a Pro forma Adjusted EBITDA of $119.4 million in the same period in 2014. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices, the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, lower acquisition and integration-related expenses, which were partially offset by an increase in raw material volumes.

As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the three months ended October 3, 2015 would have been $118.0 million when taking into consideration the change in average foreign exchange (FX) fluctuations of $10.6 million as compared to $119.4 million for the same period in fiscal 2014, a reduction of $1.4 million.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA - Third Quarter 2015 to Second Quarter 2015

	Three Months Ended - Sequential
Adjusted EBITDA	October 3,	July 4,
(U.S. dollars in thousands)	2015	2015
Net income/(loss) attributable to Darling	$(9,087)	$3,080
Depreciation and amortization	67,327	66,245
Interest expense	24,828	34,285
Income tax expense	7,859	4,665
Foreign currency loss/(gain)	2,461	(1,622)
Other expense/(income), net	(1,004)	1,199
Equity in net (income)/loss of unconsolidated subsidiaries	12,021	(4,172)
Net income attributable to noncontrolling interests	1,730	1,857

Adjusted EBITDA	$106,135	$105,537

Acquisition and integration-related expenses	1,280	1,208

Pro forma Adjusted EBITDA (Non-GAAP)	$107,415	$106,745

DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	$(8,309)	$7,909

(1)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

On a sequential basis, for the three months ended October 3, 2015, the Company generated Adjusted EBITDA of $106.1 million, as compared to $105.5 million for the three months ended July 4, 2015. On a Pro Forma Adjusted EBITDA basis, the Company would have generated $107.4 million in the three months ended October 3, 2015, as compared to a Pro forma Adjusted EBITDA of $106.7 million in the three months ended July 4, 2015, an increase of approximately $0.7 million.

News Release
November 12, 2015

As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the three months ended October 3, 2015 would have been $107.6 million when taking into consideration the change in average foreign currency fluctuations of $0.2 million, as compared to the Pro forma Adjusted EBITDA of $106.7 million for the three months ended July 4, 2015, an increase of $0.9 million.

Operational Update by Segment

•	Feed Ingredients - Solid performance overall, with consistent sequential improvement and stable margins. Global rendering continues to have strong volumes and predictable earnings. Fat prices remain pressured in the USA, but are stabilizing in Europe. Protein felt some pressure worldwide as large grain supplies and strong slaughter resulted in market surpluses. Restaurant services continued to improve spreads, but pricing pressure continues. Bakery Feeds and Specialty Proteins continued strong performances. The new bakery feeds plant in Bryan, Texas is in operation. Two new pet food plants are now running and are well positioned for 2016.

•	Food Ingredients - Scheduled extended downtime at three gelatin plants for expansion and modernization accounted for the majority of segment declines. Edible Fats performance improved as margins stabilized. CTH endured an Asian border closure, resulting in an inventory write down.

•	Fuel Ingredients - Ecoson faced operational challenges during the quarter that have since been resolved. Canadian biofuels continue to operate at a loss without tax credits. Segment margins have normalized and adjusted. Renewable Volume Obligations (RVO) are expected to be ratified in late November, while we anticipate that the biofuels tax credit will be awarded in December.

•	Diamond Green Diesel Joint Venture - Continued strong operational performance in the third quarter, producing 41.5 million gallons of renewable diesel. The Company remains optimistic that the U.S. Biofuels Tax Extenders package will be reinstated, retroactively adding approximately $20.0 million to Darling’s share of income in the third quarter.

Third Quarter 2015 Segment Performance

Feed Ingredients	Three Months Ended
($ thousands)	October 3, 2015	September 27, 2014
Net Sales	$525,213	$607,271
Segment operating income	$35,619	$46,398
EBITDA	$76,465	$84,118

•	Feed Ingredients operating income for the three months ended October 3, 2015 was $35.6 million, a decrease of $10.8 million as compared to the three months ended September 27, 2014. Lower earnings for the Feed Ingredients segment were due to significant decline in proteins, fats and used cooking oil finished product prices as a result of the global record-setting grain production and increased volumes from the slaughter industry which increased supply above demand levels. In addition, the Company’s Feed Ingredients segment operating cash flow was negatively impacted by foreign exchange translation by approximately $4.4 million when using prior year average exchange rates.

•	Feed Ingredients reported lower earnings and net sales year over year resulting primarily in the United States operations, related to lower finished product prices in proteins, fats and used cooking oil, particularly in the Company’s non-formula business. The $82.1 million decrease in net sales includes sales of proteins $(39.5) million, fats $(35.7) million, Used Cooking Oil $(0.1) million, Bakery $1.8 million and other sales of $(8.6) million as compared to three months ended September 27, 2014. Increased sales volumes in Bakery due to the Custom Blenders acquisition in the fourth quarter of fiscal 2014 contributed to Bakery’s increased net sales.

News Release
November 12, 2015

Food Ingredients	Three Months Ended
($ thousands)	October 3, 2015	September 27, 2014
Net Sales	$269,230	$301,398
Segment operating income	$11,562	$14,046
EBITDA	$28,706	$32,549

•	Food Ingredients operating income was $11.6 million for the three months ended October 3, 2015, a decrease of $2.4 million as compared to the three months ended September 27, 2014. In addition, the Company’s Food Ingredients segment operating cash flow was negatively impacted by foreign exchange translation by approximately $5.8 million when using prior year average exchange rates.

•	The gelatin business earnings improved as compared to the prior year due to the China operations profitability. European edible fats performance improved over the prior year due to improved margins. The Company’s casings business was down compared to the same period in the prior year, due primarily to margin pressure on meat by-product sales to Asian markets.

Fuel Ingredients	Three Months Ended
($ thousands)	October 3, 2015	September 27, 2014
Net Sales	$59,319	$69,996
Segment operating income	$246	$2,764
EBITDA	$6,975	$11,544

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the three months ended October 3, 2015 was $0.2 million, a decrease of $2.6 million as compared to the three months ended September 27, 2014. The Fuel Ingredients segment was negatively impacted by foreign exchange translation by approximately $1.8 million when using prior year average exchange rates and lower earnings at the Canadian biodiesel plant due to lower biodiesel margins. The European Fuel Ingredients segment (Ecoson and Rendac) earnings were comparable to the same period in fiscal 2014.

•	Including the DGD Joint Venture results, the Fuel Ingredients segment loss for the three months ended October 3, 2015 was $12.1 million, as compared to segment income of $1.3 million in the same period of 2014. The reduction of $13.4 million is primarily related to a decrease in the income of the DGD Joint Venture due to a decrease in petroleum prices, which was not offset by an increase in Renewable Identification Number (“RIN”) values and the uncertain regulatory environment with respect to the U.S. mandated Renewable Volume Obligation (“RVO”) requirements within the Renewable Fuel Standard Program (“RFS2”) for 2015.

Results of Operations – Nine Months Ended October 3, 2015 Compared to Nine Months Ended September 27, 2014

Net loss attributable to Darling for the first nine months ended October 3, 2015, was $(5.9) million, or $(.04) per diluted share, as compared to a net loss of $(5.7) million, or $(0.03) per diluted share, in the first nine months of fiscal 2014. The decrease is attributable to lower finished product prices, lower equity income in unconsolidated subsidiaries and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian

News Release
November 12, 2015

dollar, which were partially offset by an increase in raw material volumes. The results for the first nine months of 2015 and 2014, respectively, include the following after-tax costs:

Fiscal 2015

•	$2.7 million ($0.02 per diluted share) associated with the integration of VION Ingredients and Rothsay, staff reduction in Angoulême, France and the implementation of internal controls over financial reporting per the Sarbanes-Oxley Act of 2002 during the first three months of fiscal 2015 for VION Ingredients; and

•	$3.6 million ($0.02 per diluted share) related to the write-off of deferred loan costs associated with the retirement of the Company’s European portion of its term loan B note on June 3, 2015; and

Fiscal 2014

•	$21.1 million ($0.13 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period;

•	$13.4 million ($0.08 per diluted share) related to the redemption premium and write-off of deferred loan costs associated with the retirement of the Company’s 8.5% Senior Notes on February 7, 2014;

•	$12.1 million ($0.07 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the period; and

•	$5.3 million ($0.03 per diluted share) related to certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA - Nine Months Ended

	Nine Months Ended
Adjusted EBITDA	October 3,	September 27,
(U.S. dollars in thousands)	2015	2014
Net loss attributable to Darling	$(5,898)	$(5,728)
Depreciation and amortization	199,970	200,478
Interest expense	82,222	110,783
Income tax expense	14,639	8,349
Foreign currency loss	3,299	12,281
Other expense/(income), net	704	(28)
Equity in net (income)/loss of unconsolidated subsidiaries	9,657	(6,062)
Net income attributable to noncontrolling interests	5,302	5,251

Adjusted EBITDA	$309,895	$325,324

Non-cash inventory step-up associated with VION Acquisition	—	49,803
Acquisition and integration-related expenses	7,807	22,304
Darling Ingredients International - 13th week (1)	—	4,100

Pro forma Adjusted EBITDA (Non-GAAP)	$317,702	$401,531

DGD Joint Venture Adjusted EBITDA (Darling’s share) (2)	$1,946	$17,882

(1)	January 7, 2014 closed on VION Ingredients, thus the 13th week would be EBITDA adjusted for January 1, 2014 through January 7, 2014.
(2)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

News Release
November 12, 2015

For the first nine months of fiscal 2015, the Company generated Adjusted EBITDA of $309.9 million, as compared to $325.3 million in the same period of 2014. On a Pro forma Adjusted EBITDA basis, the Company would have generated $317.7 million in the first nine months of fiscal 2015, as compared to a Pro forma Adjusted EBITDA of $401.5 million in the same period in 2014. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes.

Third Quarter 2015 Segment Performance – Nine Months Ended

Feed Ingredients	Nine Months Ended
($ thousands)	October 3, 2015	September 27, 2014
Net Sales	$1,602,141	$1,815,487
Segment operating income	$106,422	$158,636
EBITDA	$227,808	$274,781

•	Adjusting the first nine months of 2014 for the non-cash inventory step-up of approximately $14.2 million as compared to the first nine months of 2015, the segment operating income would be lower by $66.4 million.

•	Cash flow was negatively impacted by foreign exchange translation by approximately $13.7 million when using prior year average exchange rates. The $213.4 million decrease in net sales includes sales in proteins of $(94.7) million, fats $(72.0) million, used cooking oil $(24.0) million, other $(19.0) million and bakery $(3.7) million when compared to nine months ended September 27, 2104.

Food Ingredients	Nine Months Ended
($ thousands)	October 3, 2015	September 27, 2014
Net Sales	$822,741	$926,304
Segment operating income	$37,921	$13,217
EBITDA	$89,047	$68,789

•	Adjusting the first nine months of 2014 for the non-cash inventory step-up of approximately $35.3 million as compared to the first nine months of 2015, the segment operating income would be lower by $10.6 million.

•	Cash flow was negatively impacted by foreign exchange translation by approximately $20.9 million when using prior year average exchange rates.

Fuel Ingredients	Nine Months Ended
($ thousands)	October 3, 2015	September 27, 2014
Net Sales	$162,889	$214,449
Segment operating income	$4,777	$10,351
EBITDA	$24,736	$32,327

•	Exclusive of the DGD Joint Venture and adjusting the first nine months of 2014 for the non-cash inventory step-up of approximately $0.3 million as compared to the first nine months of 2015, the segment operating income would be lower by $5.9 million.

News Release
November 12, 2015

•	Cash flow was negatively impacted by foreign exchange translation by approximately $6.6 million when using prior year average exchange rates and including lower production and earnings at the Canadian biodiesel plant.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s third quarter 2015 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, November 13, 2015. To listen to the conference call, participants calling from within North America should dial 1-866-777-2509; international participants should dial 1-412-317-5413. Please refer to access code 10072790. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through November 19, 2015, by dialing 1-877-344-7529 (U.S. callers), 1-855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10072790. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at October 3, 2015. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs and non-cash charges.

In addition, the Company’s management used adjusted diluted earnings per share as a measure of earnings due to the significant merger and acquisition activity of the Company. However, an adjusted earnings per share is not a recognized measurement under GAAP and should not be considered as an alternative to diluted earnings per share presented in accordance with GAAP. Adjusted diluted earnings per share is defined as adjusted net income attributable to Darling divided by the weighted average shares of diluted common stock. Adjusted net income attributable to Darling is defined as a reconciliation of net income attributable to Darling, net of tax (i) adjusted for net of tax acquisition and integration costs related to merger and acquisitions, (ii) net of tax amortization of acquisition related intangibles and (iii) net of tax certain non-recurring items that are not part of normal operations. This measure is solely for the purpose of calculating adjusted diluted earnings per share and is not intended to be a substitute of presentation in accordance with GAAP.

News Release
November 12, 2015

Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company’s indebtedness or other purposes; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices; continued decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact: Melissa A. Gaither, Director of Investor Relations 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email: mgaither@darlingii.com Phone: 972-717-0300

News Release
November 12, 2015

Darling Ingredients Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

October 3, 2015 and January 3, 2015

(Dollars in thousands, except share data)

	October 3,	January 3,
	2015	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$148,886	$108,784
Restricted cash	334	343
Accounts receivable, net	379,093	409,779
Inventories	366,775	401,613
Prepaid expenses	47,086	44,629
Income taxes refundable	24,936	22,140
Other current assets	8,718	21,324
Deferred income taxes	29,795	45,001

Total current assets	1,005,623	1,053,613

Property, plant and equipment, less accumulated depreciation, net	1,516,598	1,574,116
Intangible assets, less accumulated amortization, net	815,729	932,413
Other assets:
Goodwill	1,253,693	1,320,419
Investment in unconsolidated subsidiaries	165,137	202,712
Other assets	75,523	71,009
Deferred income taxes	16,073	16,431

Total assets	$4,848,376	$5,170,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$47,966	$54,401
Accounts payable, principally trade	155,549	168,518
Income taxes payable	11,241	4,363
Accrued expenses	238,734	256,119
Deferred income taxes	1,864	642

Total current liabilities	455,354	484,043

Long-term debt, net of current portion	1,976,412	2,098,039
Other non-current liabilities	105,783	114,700
Deferred income taxes	393,954	422,797

Total liabilities	2,931,503	3,119,579

Commitments and contingencies
Total Darling’s stockholders’ equity	1,814,237	1,952,990
Noncontrolling interests	102,636	98,144

Total stockholders’ equity	$1,916,873	$2,051,134

	$4,848,376	$5,170,713

News Release
November 12, 2015

Darling Ingredients Inc. and Subsidiaries

Consolidated Operating Results

For the Periods Ended October 3, 2015 and September 27, 2014

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	October 3,	September 27,	Favorable	October 3,	September 27,	Favorable
	2015	2014	(Unfavorable)	2015	2014	(Unfavorable)
Net sales	$853,762	$978,665	$(124,903)	$2,587,771	$2,956,240	$(368,469)
Costs and expenses:
Cost of sales and operating expenses	$671,321	$764,161	92,840	$2,024,118	$2,328,872	304,754

Selling, general and administrative expenses	75,026	95,077	20,051	245,951	279,740	33,789
Depreciation and amortization	67,327	67,311	(16)	199,970	200,478	508
Acquisition and Integration costs	1,280	2,191	911	7,807	22,304	14,497

Total costs and expenses	814,954	928,740	113,786	2,477,846	2,831,394	353,548
Operating income	38,808	49,925	(11,117)	109,925	124,846	(14,921)
Other expense:
Interest expense	(24,828)	(25,355)	527	(82,222)	(110,783)	28,561
Foreign currency gain/(loss)	(2,461)	1,522	(3,983)	(3,299)	(12,281)	8,982
Other income/(expense), net	1,004	2,053	(1,049)	(704)	28	(732)

Total other expense	(26,285)	(21,780)	(4,505)	(86,225)	(123,036)	36,811

Equity in net income/(loss) of unconsolidated subsidiaries	(12,021)	(1,055)	(10,966)	(9,657)	6,062	(15,719)

Income/(loss) before income taxes	502	27,090	(26,588)	14,043	7,872	6,171

Income taxes expense/(benefit)	7,859	11,136	3,277	14,639	8,349	(6,290)

Net income/(loss)	$(7,357)	$15,954	$(23,311)	$(596)	$(477)	$(119)

Net (income)/loss attributable to noncontrolling interests	$(1,730)	$(1,636)	$(94)	$(5,302)	$(5,251)	$(51)

Net income/(loss) attributable to Darling	$(9,087)	$14,318	$(23,405)	$(5,898)	$(5,728)	$(170)

Basic income/(loss) per share:	$(0.06)	$0.09	$(0.15)	$(0.04)	$(0.03)	$(0.01)

Diluted income/(loss) per share:	$(0.06)	$0.09	$(0.15)	$(0.04)	$(0.03)	$(0.01)

News Release
November 12, 2015

Darling Ingredients Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Nine Months Ended October 3, 2015 and September 27, 2014

(Dollars in thousands)

(unaudited)

	Nine Months Ended
	October 3,	September 27,
	2015	2014
Cash flows from operating activities:
Net income/(loss)	$(596)	$(477)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	199,970	200,478
Loss/(gain) on disposal of property, plant, equipment and other assets	627	(976)
Gain on insurance proceeds from insurance settlements	(561)	(1,550)
Deferred taxes	8,640	(13,492)
Increase/(decrease) in long-term pension liability	678	297
Stock-based compensation expense	6,468	16,629
Write-off deferred loan costs	10,633	4,330
Deferred loan cost amortization	7,380	7,394
Equity in net (income)/loss of unconsolidated subsidiaries	9,657	(6,062)
Distributions of earnings from unconsolidated subsidiaries	26,155	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	7,658	(40,646)
Income taxes refundable/payable	3,955	(13,695)
Inventories and prepaid expenses	7,667	(13,113)
Accounts payable and accrued expenses	(10,318)	7,859
Other	18,641	32,321

Net cash provided/(used) by operating activities	296,654	179,297

Cash flows from investing activities:
Capital expenditures	(162,264)	(153,984)
Acquisitions, net of cash acquired	—	(2,075,651)
Gross proceeds from disposal of property, plant and equipment and other assets	2,473	2,810
Proceeds from insurance settlement	561	1,550
Payments related to routes and other intangibles	(2,939)	(8,210)

Net cash used by investing activities	(162,169)	(2,233,485)

Cash flows from financing activities:
Proceeds from long-term debt	586,199	1,836,917
Payments on long-term debt	(595,872)	(310,773)
Borrowings from revolving credit facility	78,244	170,143
Payments on revolving credit facility	(130,876)	(277,254)
Net cash overdraft financing	(1,261)	933
Deferred loan costs	(17,119)	(45,223)
Issuance of commons stock	171	417
Repurchase of treasury stock	(5,912)	—
Minimum withholding taxes paid on stock awards	(4,838)	(6,814)
Excess tax benefits from stock-based compensation	—	1,451
Distributions to noncontrolling interests	(2,820)	—

Net cash provided by financing activities	(94,084)	1,369,797
Effect of exchange rate changes on cash	(299)	6,961

Net increase/(decrease) in cash and cash equivalents	40,102	(677,430)
Cash and cash equivalents at beginning of period	108,784	870,857

Cash and cash equivalents at end of period	$148,886	$193,427

Supplemental disclosure of cash flow information:
Accrued capital expenditures	$940	$(1,436)

Cash paid during the period for:
Interest, net of capitalized interest	$57,764	$75,185

Income taxes, net of refunds	$4,005	$15,206
Non-cash financing activities
Debt issued for service contract assets	$2,521	$—

News Release
November 12, 2015

Darling Ingredients Inc.

Adjusted (Non-GAAP) Diluted Earnings per Share

Three Months Ended October 3, 2015 and September 27, 2014

	Three Months Ended
	October 3,	September 27,
	2015	2014
Weighted average shares of common stock outstanding (millions)	165,195	164,957

Reported Earnings Per Share (fully diluted)	$(0.06)	$0.09
Acquisition and integration costs	—	0.01
Amortization of intangibles	0.04	0.07

Adjusted diluted earnings per share attributable to Darling (Non-GAAP) (1)	$(0.02)	$0.17

(1)	Adjustments to diluted earnings per share of acquisition related items are net of tax. Calculations of all adjustment tax amounts were at the applicable effective tax rate for the period, except for discrete items in fiscal 2015 and fiscal 2014. The effective tax rate used for calculating Non-GAAP Adjusted EPS in the above table for the three months ended October 3, 2015 and September 27, 2014 was 65.7% and 42.0%, respectively.

Darling Ingredients Inc.

Adjusted (Non-GAAP) Diluted Earnings per Share

Nine Months Ended October 3, 2015 and September 27, 2014

	Nine Months Ended
	October 3,	September 27,
	2015	2014
Weighted average shares of common stock outstanding (millions)	165,086	164,551

Reported Earnings Per Share (fully diluted)	$(0.04)	$(0.03)
Non-cash inventory step-up associated with the VION Acquisition	—	0.13
Acquisition and integration costs	0.02	0.07
Amortization of intangibles	0.13	0.16
Redemption premium on 8.5% Senior Notes and write off deferred loan costs	—	0.08
Write-off deferred loan costs euro term loan B	0.02	—
Foreign currency hedge of VION purchase price	—	0.03

Adjusted diluted earnings per share attributable to Darling (Non-GAAP) (1)	$0.13	$0.44

(1)	Adjustments to diluted earnings per share of acquisition related items are net of tax. Calculations of all adjustment tax amounts were at the applicable effective tax rate for the period, except for discrete items in fiscal 2015 and fiscal 2014. The effective tax rate used for calculating Non-GAAP Adjusted EPS in the above table for the nine months ended October 3, 2015 and September 27, 2014 was 65.7% and 57.7%, respectively.